EXHIBIT 10.2

COTY US LLC

- AND -

ASCENDIA BRANDS CO., INC.

MANUFACTURING AGREEMENT

February 9, 2007

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- ii -

MANUFACTURING AGREEMENT

               This Manufacturing Agreement is made as of this 9th day of February, 2007 (the “Effective Date”) by and between Coty US LLC, a Delaware limited liability company with offices at 2 Park Avenue, New York, NY 10016 (hereinafter “Coty”), and Ascendia Brands Co., Inc., a New Jersey corporation with offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08618 (hereinafter “Ascendia”).

RECITALS

               WHEREAS Ascendia, Coty and certain other parties therein named have entered into that certain Asset Purchase Agreement, dated as of January 17, 2007 (the “Asset Purchase Agreement”), pursuant to which Ascendia and Lander Intangibles Corporation, a Delaware corporation, have agreed to purchase from Coty, Coty BV, a Netherlands besloten venootscap, Coty Canada, Inc., a Canadian corporation, Coty S.A.S., a French société par actions simplifiée, and Coty Inc., a Delaware corporation, certain Brand Assets, as defined in the Purchase Agreement;

               WHEREAS, prior to the Closing, Coty manufactured the Brand Products, as hereinafter defined;

               WHEREAS, in order to facilitate the transition of Brand operations to Ascendia, and to induce Ascendia to enter into the Asset Purchase Agreement, Coty has agreed to produce Brand Products for sale by Ascendia during the period consistent with Coty’s current manufacturing, purchasing, and inventory management practices, and upon the terms and conditions, herein specified;

               WHEREAS, it is the parties’ understanding that after the termination of the Transaction Services Agreement (as defined herein), this Agreement shall not apply to management of third party manufacturers;

               NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

               Section 1.1     Definitions. (a) Capitalized terms used herein and not otherwise defined have the meanings ascribed in the Asset Purchase Agreement.

                    (b)     As used in this Agreement, the following terms have the meanings indicated:

               “Aesthetic Problem” has the meaning set forth in Section 5.5.

               “Agreement” means this agreement, including any Schedule hereto, as from time to time amended.

               “Applicable Law” means the applicable laws, rules, regulations, ordinances and other requirements of all Regulatory Authorities, including, but not limited to, the Federal Food, Drug and Cosmetic Act, the Fair Labeling Practices Act and the regulations issued thereunder.

               “Ascendia” has the meaning set forth in the Preamble to this Agreement.

               “Asserted Liability” has the meaning set forth in Section 9.2(a).

               “Asset Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

               “Certificate of Analysis” has the meaning set forth in Section 5.4(a).

               “Claims Notice” has the meaning set forth in Section 9.2(a).

               “Committed Quantity” has the meaning specified in Section 4.1(a).

               “Coty” has the meaning set forth in the Preamble to this Agreement.

               “Coty Standard Practices” means Coty’s current manufacturing and production policies, practices and procedures, as included in Schedule 4.12 to the Purchase Agreement and in Schedule 5.1(c) to this Manufacturing Agreement, as in effect on the Effective Date, or as modified from time to time with respect to Coty products in general.

               “Current Product” means (i) any Brand Product that Coty has sold, in any market, within the twelve (12) month period preceding the Effective Date, regardless whether such Product was manufactured by Coty or by a third party and (ii) any product in development for sale as a Brand Product as of the Effective Date.

               “Demand Forecast” has the meaning set forth in Section 4.1(a)

               “Effective Date” has the meaning set forth in the Preamble to this Agreement.

               “Excess Order” has the meaning set forth in Section 4.2.

               “Facilities” has the meaning set forth in Section 5.4(c).

               “Force Majeure” means and all acts of God; war; acts of terrorism; labor strikes; supply shortages beyond Coty’s reasonable control; civil commotion; destruction of production Facilities or materials by fire, flood, earthquake, explosion or storm; epidemic; failure of public utilities or common carriers; and other similar extraordinary unforeseen events that are beyond the reasonable control of the affected party, but shall not include general market or economic conditions and other ordinary business risks.

               “Indemnifiable Losses” has the meaning set forth in Section 9.1.

               “Intellectual Property” means any patents, patent applications (provisional or final), trademarks, trademark applications, domain names, copyrights, copyright applications, trade names, service marks, computer programs, trade secrets or any other intellectual property rights or proprietary rights.

               “Modified Product” means a Current Product that is modified in a manner that (i)  does not involve a change in form, fit or function and (ii) does not result in a new SKU or UPC.

               “New Product” means a product supplied under this Agreement that (i) differs in form, fit or function from a Current Product and has a new SKU or UPC and (ii) is not a Modified Product or a Replacement Product.

               “New Product Forecast” has the meaning set forth in Section 4.1(c).

               “OTC Pharmaceutical Product” means any medicated skin care product or product containing one or more FDA-monographed ingredients.

               “Personal Care Product” means any shampoo, eye care, conditioner, body lotion, body spray, body wash, face care, skin care, cosmetic item, bubble bath, shower gel, bath beads, bar soap, liquid soap, foot scrub, foot lotion, foot soak, or any combination of any of the above.

               “Product” means any Current Product, Modified Product, New Product and/or Replacement Product.

               “Purchase Order” means a written order from Ascendia to Coty requesting Coty to manufacture and sell any of the Products, issued pursuant to Section 4.2 of this Agreement.

               “Regulatory Authority” means any federal, state, local or foreign governmental agency, administrative agency or other governmental authority having jurisdiction over the manufacturing, labeling, packaging, distribution, exportation, importation, sale or use of any Product.

               “Replacement Product” means a Product that is developed by Coty to replace a Current Product, but does not include a Modified Product or a New Product.

               “Resupply Order” has the meaning set forth in Section 4.3(a).

               “Specification Problem” has the meaning set forth in Section 5.5.

               “Specifications” has the meaning set forth in Section 5.1.

               “Survival Date” has the meaning specified in Section 11.6.

               “Term” has the meaning specified in Section 11.1.

               “Testing Methods” has the meaning set forth in Section 5.2.

               “Transition Services Agreement” means the Transition Services Agreement entered into concurrently herewith by Ascendia and Coty.

               Section 1.2     Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

GENERAL TERMS OF PURCHASE

               Section 2.1     Purchase of Products. During the Term of this Agreement, Coty shall manufacture (or cause to be manufactured) and sell Products to Ascendia, and Ascendia shall purchase Products from Coty, on the terms and conditions herein set forth.

               Section 2.2     Purchase Price.

                    (a)     In General. Subject to paragraph (b) of this section, the purchase price for each SKU of each Product sold by Coty to Ascendia during the Term shall be as set forth on Schedule 2.2(a), as such Schedule may be amended from time to time by agreement of the parties pursuant to paragraphs (d), (e) and (g) of this section.

                    (b)     Credits Against Purchase Price. Ascendia shall receive the following credits against amounts due for the sale of Products manufactured hereunder: (i) Ascendia shall receive a credit of $0.375 per unit (not per case) on the first twenty million (20,000,000) units of Products purchased by Ascendia hereunder, provided that if Ascendia purchases less than twenty million (20,000,000) units of Products hereunder within 180 days after the Closing Date, Coty shall pay Ascendia in cash an amount equal to the difference of $7,500,000 minus the product of the number of units of Products purchased by Ascendia and $0.375; and (ii) during each of the four (4) consecutive periods of thirty days commencing with the Closing Date, Ascendia shall receive a credit equal to one-fourth (1/4) of the Raw Materials Inventory Value, which shall be applied against the invoices issued during such period (after first giving effect to the credit referred to in clause (i) above) until such credit has been exhausted, provided that the unused credit balance as of the end of any thirty day period may be carried over indefinitely to one or more subsequent periods until used in its entirety.

                    (c)     Current Products. The parties stipulate and agree that the prices for each Current Product shown on Schedule 2.2(a) shall remain in effect, regardless of any variation in the actual cost of raw materials or other costs, with respect to Products shipped by Coty before the close of business on June 30, 2007. Not later than May 1, 2007, Coty shall provide Ascendia with a revised price list, which shall be effective with respect to Products shipped by Coty from July 1, 2007 through June 30, 2008.

                    (d)     New Products. Ascendia and Coty shall negotiate in good faith with respect to the unit price of any New Products and Schedule 2.2(a) shall be amended accordingly. If and to the extent that any raw material used in manufacturing such New Product is also used in manufacturing any Current Product(s), the raw material costs taken into account in determining the purchase price of such New Product shall be the same as the corresponding cost used in determining the purchase price of such Current Product(s).

                    (e)     Modified Products. If (i) a Product is modified at the request of either Ascendia or Coty, and (ii) such modification results in a change in the consumption of any raw materials or in a change in the manufacturing process and any attendant costs, any resulting increase or savings in the raw material or manufacturing costs shall be for the benefit or account of the party requesting the modification, and Schedule 2.2(a) shall be amended accordingly.

                    (f)     Replacement Products. The purchase price of any Replacement Product shall be the purchase price applicable to the Current Product that it replaces.

                    (g)     Adjustments to Raw Material Costs. Coty and Ascendia shall use their commercially reasonable best efforts to obtain raw materials for the Products at the lowest available price, taking into account quantities required, delivery dates and other relevant factors, and to identify and qualify alternative raw material vendors, provided that Coty shall not be required to purchase raw materials from any vendor if it has a bona fide commercial or legal objection to so doing. Not less than five (5) months following the date of this Agreement, the parties shall review the raw material costs actually being incurred by Coty in manufacturing Products for Ascendia and the possibility of reducing such costs for the remainder of the Term, and shall make any necessary adjustments as mutually agreed to the unit price of the Products. Schedule 2.2(a) shall be modified to reflect any such adjustments. Such adjusted prices shall take effect for orders placed after the close of business on the one hundred eightieth (180th) day following the Effective Date.

                    (h)     Third Party Vendors and Manufacturers. Coty shall not outsource the production of any Product without the prior written consent of Ascendia, which consent shall not be unreasonably withheld or delayed, provided that Ascendia hereby consents to the continuation of any outsourcing or contract manufacturing agreements in effect as of the date of this Agreement, as listed on Schedule 2.2(g).

               Section 2.3     Terms of Payment. (a) Coty shall submit invoices to Ascendia for the units of Products ordered promptly after delivery of such Products in accordance with paragraphs (a) and (b) of Section 2.4. Terms of payment for the Products shall be net cash within fifteen (15) days after the date of receipt of the invoice from Coty. If Ascendia shall dispute all or any part of an invoice, Ascendia shall not be required to pay the disputed part of such invoice until the dispute is resolved. Ascendia shall notify Coty as to any items in dispute. Upon resolution of the dispute (by negotiations between the parties or otherwise), Ascendia shall promptly pay Coty any remaining amounts determined to be owed.

                    (b)     Ascendia shall advance Coty Three Million Dollars ($3,000,000) on the Effective Date to cover Coty’s costs of raw materials, manufacturing and the like (the “Advance”). The Advance shall be credited against the invoices submitted by Coty to Ascendia during the last thirty (30) days of the Term after giving effect, first, to the credits referred to in Section 2(b), and any balance remaining at the expiration of the Term shall be promptly refunded to Ascendia.

               Section 2.4     Terms of Sale.

                    (a)     During the term of the Transition Services Agreement, the terms of sale for Products supplied hereunder shall be delivered, Coty’s warehouse in Sanford, NC packed for shipment and loaded on pallets. Title and risk of loss with respect to Products purchased during the term of the Transition Services Agreement shall pass from Coty to Ascendia at the time such Products are first recorded on Coty’s inventory tracking system as finished goods inventory.

                    (b)     Subsequent to the term of the Transition Services Agreement, the terms of sale for Products supplied hereunder shall be FOB Coty’s Facility in Sanford, NC, packed for shipment and loaded on pallets. Title and risk of loss with respect to any Product purchased hereunder shall pass to Ascendia at the time of delivery to Ascendia’s designated carrier at the Facility located in Sanford, NC.

                    (c)     All freight, handling, insurance, duty, customs and other charges associated with shipment, importation and exportation of the Products shall be handled in accordance with the Transition Services Agreement and upon the termination thereof Ascendia shall pay all such charges, provided that Coty shall assume the costs of providing fumigated pallets if required by regulations in effect in the country of final destination as specified in the Resupply Order. Consistent with its past practices, Coty shall provide all necessary and appropriate certificates and other documentation necessary to export Products to any country to which Coty has sold Products during the twelve (12) months preceding the Effective Date and shall comply with all Applicable Laws with respect to the export of any Product to any such country; provided, however, that Ascendia shall responsible for notifying Coty of any changes with respect to such certificates and documentation coming into effect after the Effective Date.

                    (d)     For purposes of paragraphs (a) and (b) of this section, references to the Term of the Transition Services Agreement shall be deemed to apply to the period during which Coty is providing Inventory and Distribution Services as provided in item 3 of Schedule 2(b) thereto.

ARTICLE III

NEW, MODIFIED AND DISCONTINUED PRODUCTS

               Section 3.1     New Products. Ascendia may from time to time during the Term request Coty to assist in the development and/or manufacture of New Products. In such event Coty shall negotiate with Ascendia in good faith but shall not be obligated to provide development or manufacturing services with respect to any such New Product.

               Section 3.2     Modified Products. Coty shall not modify any Product unless such modification is proposed or approved by Ascendia.

               Section 3.3     Discontinued Products. Coty shall not discontinue the availability of any Product during the Term without the prior written consent of Ascendia or unless in accordance with any minimum volume requirements set forth in Coty’s Standard Practices.

ARTICLE IV

FORECASTS, ORDERS AND DELIVERY

               Section 4.1     Demand Forecasts. (a) On the third to last calendar day of each month during the Term, beginning with the first calendar month following the Effective Date, Ascendia shall provide Coty with a ninety (90) day rolling demand forecast for Current Products, other than Current Products for the 2007 Christmas season (each, a “Demand Forecast”). The first sixty (60) days of each Demand Forecast shall be binding upon the parties and shall require Coty to make available for delivery, and Ascendia to purchase, during such period, the quantity of each Product so specified (the “Committed Quantity”). In the event the amount of any Demand Forecast exceeds by a material amount historical demand for the same or similar Products for a corresponding period of the year, the parties shall, if Coty so requests, negotiate changes to the Demand Forecast in a fair and equitable manner.

                    (b)     Promptly after the Effective Date, but in any event not later than January 31, 2007, Coty and Ascendia shall discuss and finalize a demand forecast and production schedule for the 2007 Christmas season, such schedule to be binding upon the parties as of such date.

                    (c)     Ascendia shall provide Coty with a sixty (60) day demand forecast for any New Product no later than four months prior to the initial delivery date of such New Product (each, a “New Product Forecast”). The New Product Forecasts will be binding on Ascendia and Coty.

               Section 4.2     Purchase Orders. Contemporaneously with the provision of the Demand Forecast referred to in Section 4.1(a), or as soon thereafter as is practicable, Ascendia shall issue Purchase Orders for Products to be delivered within the thirty (30) day period following the receipt of such Purchase Order by Coty. Each Purchase Order shall specify the quantity per SKU and estimated delivery dates for each Product, provided that (i) the aggregate quantity per SKU of each Product ordered for delivery during any sixty day period shall be not less than the Committed Quantity, if any, for such Product for such period, (ii) if the aggregate quantity of any SKU of Product so ordered exceeds the Committed Quantity (or if there is no Committed Quantity for such Product), such excess quantity (an “Excess Order”) shall be subject to the minimum delivery period specified in Section 4.3 (b), and (iii) in all other instances the specified delivery dates shall comply with the minimum delivery periods specified in Section 4.3(a). Ascendia shall submit all Purchase Orders to Coty by electronic or facsimile transmission. Coty shall acknowledge acceptance of each Purchase Order by electronic or facsimile transmission within one Business Day after receipt. Upon receipt of a Purchase Order conforming to the requirements of this section, Coty shall be obligated to deliver the Products in conformity with the Specifications in accordance with Section 4.3 and Ascendia shall be obligated to accept and pay for such Products.

               Section 4.3     Resupply Orders. (a) From time to time, Ascendia shall submit resupply orders to Coty specifying the required delivery dates and shipment destinations for Products covered by Purchase Orders (each, a “Resupply Order”). For the avoidance of doubt, the total quantity per SKU in Resupply Orders and Purchase Orders shall equal the Committed Quantity per SKU for any applicable period. Subject to the foregoing and except as provided in paragraphs (b) and (c), Coty shall make any Products covered by a Purchase Order available for delivery on the dates specified in the Resupply Order, provided that the specified delivery date shall be not less than two (2) calendar days after the date upon which Coty receives the Resupply Order.

                    (b)     Paragraph (a) notwithstanding, Coty shall make any Excess Order available for delivery to Ascendia as soon as practicable and, to the extent such Excess Order does not exceed ten percent (10%) of the Purchase Order for any SKU, Coty shall make such Excess Order available for delivery, not later than thirty (30) calendar days after Coty’s receipt of the Purchase Order containing such Excess Order or such later date as may be specified in the Resupply Order.

                    (c)     In the case of Products that are specifically made for customers located outside the continental U.S. and subject to the foregoing, the specified delivery date shall be not less than seven (7) calendar days after the date upon which Coty receives the Resupply Order.

               Section 4.4     Delivery. Unless otherwise agreed, Coty shall deliver each order to Ascendia’s designated carrier F.O.B. Coty’s Facility in Sanford, NC. Coty shall package and palletize the Products for shipment in accordance with its customary practices, provided that, in the case of Products delivered for shipment direct to a destination outside the United States and subject to Section 2.4(c), Coty shall comply with any applicable regulations in such destination country, including without limitation the use of fumigated pallets, and shall take pictures of each loaded shipping container to have proof of loading and the condition of the Products in case any claims are made later. Coty shall include the following for each shipment of the Products: (a) the Purchase Order number; (b) the lot and batch numbers consistent with past practices until changed by mutual agreement; (c) the quantity of the Products; and (d) subject to Section 2.4(c), the Certificate of Analysis consistent with past practices until changed by mutual agreement and, in the case of export shipments, any additional documents and/or paperwork required by the carrier or by the laws and regulations of the country from and to which the Products are to be shipped.

               Section 4.5     Insurance. During the Term and for at least three years after the end of the Term, Coty shall obtain, at its expense, appropriate and customary insurance coverage. Such insurance shall include products liability coverage with limits of at least $2 million per occurrence and $2 million aggregate and property damage insurance, with replacement cost coverage, for Coty’s inventories of the Products. Such insurance shall name Ascendia as an additional insured, as its interests may appear, and shall state that Ascendia shall be provided at least 30 days’ prior written notice of any cancellation or change in such insurance. At Ascendia’s request, Coty shall furnish Ascendia with certificates of insurance evidencing the required coverage.

ARTICLE V

SPECIFICATIONS, DOCUMENTATION, REPORTING

               Section 5.1     Specifications. Coty shall manufacture, label and pack all Products supplied to Ascendia pursuant to this Agreement in accordance with the following criteria (collectively, the “Specifications”):

                    (a)     In the case of Current Products listed on Schedule 2.2(a), the formulations, manufacturing processes and other relevant criteria applicable to such products immediately prior to the date of this Agreement as listed in Schedule 4.12 to the Purchase Agreement, and, in the case of New Products, Modified Products or Replacement Products, such formulations, manufacturing processes and other relevant criteria as the parties may agree in writing;

                    (b)     Applicable Law; and

                    (c)     Coty Practices as set forth in Schedule 5.1(c) attached hereto..

               Section 5.2     Quality Control. Coty shall conduct quality control testing, and shall retain corresponding quality control records, with respect to all incoming raw materials, in-process batches and finished Products prior to shipment to assure compliance with the Specifications, including maintaining full batch records, all of the foregoing consistent with Coty’s past practices (the “Testing Methods”). The Testing Methods shall include testing of finished Products manufactured during each production shift.

               Section 5.3     Labeling and Packaging. (a) Subject to Section 2.4(c), all Products shall be in finished form, filled, labeled and packaged for commercial sale by Ascendia in accordance with this Agreement and the Specifications.

                    (b)     Each individual Product unit sold hereunder shall have labels affixed and/or indications on the container that include the following information: (i) batch code; (ii) lot number; (iii) manufacturing date; and (iv) subject to Section 2.4(c), any other information required by any Regulatory Authority in the market in which the Products will be sold. If, after the Effective Date, the requirements of any such Regulatory Authority change, Coty shall be obligated to comply with such new or modified requirements, but Ascendia shall be obligated to reimburse Coty for any additional costs Coty incurs in doing so.

                    (c)     With respect to Current Products, and unless Ascendia requests a packaging or labeling change pursuant to Section 5.3(d), Coty shall first exhaust all stocks of labeling and packaging in its possession on the Closing Date, and Coty represents and warrants that, as of the Effective Date, such labeling and packaging complies with all requirements of Applicable Law in effect in each national or international market in which Coty has sold Products during the twelve (12) months preceding the Effective Date. Coty shall give Ascendia two (2) months’ notice of the exhaustion of stocks of labeling and four (4) months notice of the exhaustion of stocks of packaging, such notice to be determined on the basis of the sales forecasts provided to Coty pursuant to Section 4.1. To the extent Ascendia has paid Coty for any stocks of labeling and packaging remaining at the end of the Term, Coty shall upon request destroy any such stocks and shall provide a certificate of destruction.

                    (d)     In the event that: (i) Ascendia has received notice from Coty pursuant to Section 5.3(c) of the exhaustion of stocks of labeling or packaging with respect to a Current Product; (ii) Ascendia requests a change in the labeling or packaging of a Current Product (due to a change in Applicable Law or otherwise); or (iii) Ascendia orders a New Product, Replacement Product or a Modified Product for which a change of labeling or packaging is required, Ascendia shall notify Coty in writing of the relevant change in labeling and/or packaging, which notice shall be not less than thirty (30) calendar days in the case of labeling and ninety (90) calendar days in the case of packaging. Ascendia shall be responsible for all change costs as well as disposal costs for any labels or packaging that become obsolete as a result of any such change.

               Section 5.4     Documentation. (a) Coty shall produce and furnish to Ascendia upon delivery of each batch of Product sold hereunder a certificate of analysis (a “Certificate of Analysis”). The Certificate of Analysis shall include (i) chemical and physical analyses, (ii) aesthetics (color, odor, appearance, physical form), (iii) microbiological analysis, (iv) product performance (where applicable), and (v) in the case of OTC Pharmaceutical Products, any additional information required by any Regulatory Authority with respect to such Products. Coty shall review each Certificate of Analysis for the batch of Products included in a shipment prior to such shipment to ensure conformity with the Specifications.

                    (b)     Upon execution of this Agreement, Coty shall deliver to Ascendia, with respect to each Current Product: (i) the ingredient listings with exact percentages and INCI and CAS numbers; (ii) a Certificate of Analysis; (iii) a Certificate of Free Sale; (iv) FDA registration; (v) product safety testing documentation, to the extent available; (vi) Material Safety Data Sheets; and (viii) any other certificate, registration, license or other document reasonably required by any individual customer or country to which or in which Coty or any Affiliate has sold any Current Product in the twelve (12) months preceding the Effective Date.

                    (c)     Ascendia and its representatives shall have the right from time to time during business hours, and upon reasonable notice, to enter, inspect and evaluate Coty’s plant and other facilities that are engaged in the production or storage of the Products, subject to the coordination of such inspections with the owners of such other facilities (the “Facilities”). Such inspection visits shall be scheduled and organized in such a manner as to minimize to the extent reasonably practicable any disruption to plant and warehouse operations.

                    (d)     Coty shall notify Ascendia promptly upon receipt of any notice of inspection (other than routine inspections) by the FDA or similar Regulatory Authority related to any aspect of the Facilities and shall provide Ascendia with a copy of the results of any such inspection promptly after receipt.

               Section 5.5     Non-Conforming Products. Ascendia may test or cause to be tested any Product supplied by Coty hereunder. In the event Ascendia believes any Product (a) does not meet the Specifications when tested in accordance with the Testing Methods (a “Specification Problem”), or (b) does not conform to labeling or packaging requirements, including incorrect labels, misaligned labels, improperly located labels, tubes sealed with misaligned labels, boxes marked incorrectly, failure to conform to stated weights or measures, missing items from cartons or damaged tubes or damaged cartons (provided that the damage was not incurred during transit from any Facility or while being stored by Ascendia in a manner that does not conform to Coty’s storage requirements as stated on the carton) (an “Aesthetic Problem”), Ascendia shall so notify Coty in writing as promptly as possible after discovering or receiving notice of the problem. Ascendia shall also provide samples of the Product in question upon request from Coty. With respect to Aesthetic Problems, Coty shall use commercially reasonable efforts to cure any non-conformity consistent with its past practices, provided that Ascendia gives Coty written notice of such Aesthetic Problem within six (6) months after shipment of the applicable Products. Such past practices include shipment of replacement labels or other Product components or the granting of partial or, where appropriate, full credits, but do not include acceptance of Product returns. Once Coty complies with such cure efforts, Coty shall have no further obligation to Ascendia or any customer with respect to the reworked Products. With respect to Specification Problems, Coty shall, at its option, (a) promptly replace the non-conforming Products with Products that meet the Specifications or (b) provide Ascendia with a full credit for any part of an order that consists of Products that do not meet the Specifications, provided that Ascendia gives Coty written notice of such Specification Problem reasonably prior to the expiration date of the applicable Product as shown on the Product packaging.

               Section 5.6     Product Recalls. If any Regulatory Authority, or Ascendia acting in good faith in consultation with, or pursuant to any guidelines issued by, any Regulatory Authority, recalls any Product sold pursuant to this Agreement, Coty shall initiate the recall and furnish guidelines for the destruction or other proper disposal of recalled Products in accordance with the recall guidelines of the applicable Regulatory Authority. Ascendia shall reasonably cooperate in such recall, including providing satisfactory evidence, by certification or otherwise, as to the amount of Products involved and that the recalled Products have been destroyed, where applicable. If such recall is due to any act, negligence, omission or breach of representation, warranty or covenant by Coty, then Coty shall bear all costs associated with the recall, including refund of the purchase price for such Products, all shipping costs and the actual cost of conducting the recall in accordance with the recall guidelines of any applicable Regulatory Authority. If such recall is due to any act, negligence or omission by Ascendia, then Ascendia shall bear all costs associated with the recall, including refund of the purchase price for such Products, all shipping costs and the actual cost of conducting the recall in accordance with the recall guidelines of any applicable Regulatory Authority. If the recall is not attributable to the fault of either party, the costs of any recall shall be shared equally between the parties,

               Section 5.7     Notification. Each party shall immediately notify the other party by telephone (followed by written confirmation within twenty-four (24) hours) if the first party becomes aware that any Product sold under this Agreement (a) fails to comply with Applicable Law, including the Toxic Substance Control Act, the Consumer Products Safety Act, the FDA Act, the Occupational Safety and Health Act or any Laws relating to environmental protection, or (b) contains a defect that could create or present a risk to the health of, or of injury to, the public, the environment, Ascendia or its customers or Coty and its customers, as the case may be.

               Section 5.8     Regulatory and Related Matters. (a) At all times during the Term, Coty shall maintain the Facilities, equipment and processes used in producing the Products in compliance with all Applicable Laws and Coty Standard Practices.

                    (b)     Coty shall maintain and make available to Ascendia upon reasonable notice (i) a retain of every batch of Product sold hereunder, (ii) batch records for every Product sold hereunder, and (iii) any additional documents required by Coty Standard Practices, in each case for a period of three (3) years or for the period specified by any Regulatory Authority, whichever is longer.

                    (c)     Coty shall maintain and make available to Ascendia upon reasonable notice all retained batches, batch records, stability analyses and data and any other information required by Applicable Law generated prior to or after the Effective Date with respect to any OTC Pharmaceutical Products.

                    (d)     Coty shall be responsible for taking the steps necessary to comply with the requirements of each Regulatory Authority in every country in which any Product has been sold in the twelve (12) months preceding the Effective Date necessary to permit the lawful manufacture, sale to Ascendia, and exportation and importation (if applicable) of the Products.

                    (e)     Ascendia shall be responsible for taking the steps necessary to comply with the requirements of each Regulatory Authority in any country in which Products have not been sold in the twelve months preceding the Effective Date, but in which or to which Ascendia sells such Products following the Effective Date. Ascendia and Coty shall use reasonable efforts to cooperate and Coty shall promptly provide to Ascendia all documents and information lawfully requested or required by such Regulatory Authorities.

               Section 5.9     Raw Materials. In the event that at the end of the Term, Coty has in its possession remnant raw materials and other materials that it has purchased on behalf of Ascendia, which materials cannot be used by Coty for any of its products, Ascendia shall purchase such materials from Coty’s at Coty’s direct cost. Ascendia shall take possession of any such materials required to be purchased within sixty (60) days following the expiration of the Term and such materials shall be shipped as provided in Section 4.4.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF
ASCENDIA

               Ascendia represents and warrants to Coty that, as of the Effective Date:

               Section 6.1     Corporate Existence and Power. Ascendia is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction specified in the Preamble to this Agreement, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

               Section 6.2     Corporate Authorization. Ascendia has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The board of directors of Ascendia has approved this Agreement and the transactions contemplated hereby, and no further corporate or stockholder action is required on the part of Ascendia in connection with the consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by Ascendia of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action on the part of Ascendia. This Agreement has been duly executed and delivered by Ascendia and, assuming the due authorization, execution and delivery hereof by Coty, constitutes the legal, valid and binding agreement of Ascendia.

               Section 6.3     Non Contravention. The execution, delivery and performance by Ascendia of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Ascendia, (b) contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to Ascendia, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Ascendia) of, or under any provision of, any agreement or other instrument to which Ascendia is a party or that is binding upon Ascendia or any license, franchise, permit or other similar authorization held by Ascendia, that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF
COTY

               Coty represents and warrants to Ascendia that, as of the Effective Date:

               Section 7.1     Corporate Existence and Power. Coty is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction specified in the Preamble to this Agreement, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Brand Material Adverse Effect.

               Section 7.2     Corporate Authorization. Coty has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The board of directors of Coty has authorized Coty to enter into this Agreement and the transactions contemplated hereby, and no further corporate or stockholder action is required on the part of Coty in connection with the consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by Coty of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action on the part of Coty. This Agreement has been duly executed and delivered by Coty and, assuming the due authorization, execution and delivery hereof by Ascendia, constitutes the legal, valid and binding agreement of Coty.

               Section 7.3     Non Contravention. The execution, delivery and performance by Coty of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Coty, (b) contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to Coty, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Coty) of, or under any provision of, any agreement or other instrument to which Coty is a party or that is binding upon Coty or any license, franchise, permit or other similar authorization held by Coty, that would not have, individually or in the aggregate, a Brand Material Adverse Effect.

               Section 7.4     Approvals. Coty holds all requisite approvals, licenses and permits from any Regulatory Authorities necessary or appropriate to manufacture and sell the Products, and Coty has not received any notice of violation or default with respect to any such approvals, licenses or permits.

               Section 7.5     Intellectual Property Rights. The manufacture and sale of the Products by Coty pursuant to this Agreement will not infringe upon any Intellectual Property rights of any third party with respect to those countries where Coty has sold the Products in the twelve (12) months prior to the Effective Date.

ARTICLE VIII

COVENANTS

               Section 8.1     Manufacturing Requirements. Coty covenants that all Products manufactured and/or supplied under this Agreement:

                    (a)     will meet the Specifications;

                    (b)     will be manufactured in accordance with Coty Standard Practices and Applicable Law;

                    (c)     will not be adulterated, misbranded or otherwise in violation of any Applicable Law as of the delivery to Ascendia;

                    (d)     will be of merchantable quality and safe for the purposes for which intended to be used;

                    (e)     will meet any claims made about them in the applicable packaging; and

                    (f)     will comply with applicable labeling guidelines and standards of the Cosmetics, Toiletry and Fragrance Association.

               Section 8.2     Approvals. Throughout the Term, Coty shall maintain in effect any and all approvals, licenses and permits from any Regulatory Authorities necessary or appropriate to manufacture and sell the Products in each jurisdiction and to each customer in which and to which Products (i) were sold during the twelve months prior to the Effective Date and (ii) are sold during the Term.

ARTICLE IX

INDEMINIFICATION

               Section 9.1     Indemnification. Coty shall indemnify and hold Ascendia, its Affiliates and their respective directors, officers, employees, customers and agents harmless from and against any and all liability, damage, loss and expense (including reasonable attorneys’ fees and expenses and court costs and any reasonable attorneys’ fees, expenses and court costs incurred in enforcing this indemnity and collecting amounts due under this indemnity) (“Indemnifiable Losses”) arising out of or resulting from (a) Coty’s negligence, recklessness or willful misconduct in the manufacture of the Products; (b) Coty’s breach of its material obligations under this Agreement or any representations, warranties and covenants set forth herein; or (c) any personal injury, death or property damage resulting from the use of the Products in the ordinary course. Indemnifiable Losses under this Section 9.1 shall not include any consequential, incidental, special, exemplary or punitive damages.

               Section 9.2     Procedure. (a) Promptly after discovery or receipt by Ascendia of notice of any demand, claim or circumstance that would or might reasonably be expected to give rise to a claim or the commencement of any action, proceeding or investigation (an “Asserted Liability”) that would result in an Indemnifiable Loss, Ascendia shall give written notice thereof (the “Claims Notice”) to Coty. Any Claims Notice pursuant to this Section 9.2 shall be delivered to Coty on or before the Survival Date. The Claims Notice shall describe the Asserted Liability in reasonable detail to the extent such details are available and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Indemnifiable Loss that has been or may be suffered by Ascendia. Ascendia shall thereupon give Coty reasonable access to the books, records and assets of Ascendia which evidence or support such Claims Notice and any act, omission or occurrence giving rise to such Asserted Liability and the right, upon prior notice during normal business hours, to interview any appropriate personnel of Ascendia related thereto. Not more than thirty (30) days following receipt of the Claims Notice, Coty shall give written notice to Ascendia that it either (i) accepts liability for the matter set forth in the Claims Notice, and the amount thereof, or (ii) disputes such liability and/or the amount thereof, and the specific grounds for such dispute. Failure of Coty to give the notice provided in the preceding sentence within the time period there provided shall have the same effect as notice under clause (i) of the preceding sentence. If Coty gives timely notice to Ascendia that it disputes liability for the matter set forth in a Claims Notice, and/or the amount thereof, the parties shall endeavor for a period of twenty (20) days following Ascendia’s receipt of such notice to resolve their differences.

                    (b)     Notwithstanding any other provision contained herein to the contrary, the failure to notify Coty of any Asserted Liability will not relieve Coty of any liability that it may have to Ascendia, except to the extent Coty’s position is materially prejudiced as a result of any failure or unreasonable delay of Ascendia in providing any Claims Notice to Coty.

               Section 9.3     Step-In Rights. Coty may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability for which it has accepted, or is deemed to have accepted, liability pursuant to Section 9.2. If Coty elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify Ascendia in writing of its intent to do so. In such event, Ascendia shall cooperate, at the expense of Coty, in the compromise of, or defense against, such Asserted Liability. Notwithstanding the foregoing, neither Coty nor Ascendia may settle or compromise any claim over the objection of the other; provided, however, that (a) consent to settlement or compromise shall not be unreasonably withheld or delayed and (b) Coty may settle claims without the consent of Ascendia provided Ascendia is given a full release of liability from the party asserting the claim. If Coty chooses to defend any claim, Ascendia shall cooperate with and make available to Coty any books, records or other documents within its control that are necessary or appropriate for such defense.

               Section 9.4     Right of Offset. Ascendia shall have the right to offset any claim for indemnity hereunder against any payments due from Ascendia to Coty under the Note, subject to the terms and conditions of the Note and the Asset Purchase Agreement.

               Section 9.5     Provisional Remedies. (a) Coty acknowledges and agrees that Ascendia would be irreparably damaged if any material provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by Coty could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other rights and remedies herein provided, Ascendia shall be entitled to enforce any provision of this Agreement, in any court of competent jurisdiction, by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

                    (b)     Ascendia acknowledges and agrees that Coty would be irreparably damaged if any of material provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by Ascendia could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other rights and remedies herein provided, Coty shall be entitled to enforce any provision of this Agreement, in any court of competent jurisdiction, by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

ARTICLE X

CONFIDENTIALITY

               Section 10.1     Confidentiality. The provisions of Section 6.1 of the Asset Purchase Agreement are hereby incorporated by reference herein and the parties hereto agree to be bound thereby. The provisions of this Section 10.1 shall survive the termination of this Agreement.

ARTICLE XI

TERM & TERMINATION

               Section 11.1     Term. This Agreement shall have a term of one year from the Effective Date or such longer period as the parties may agree in writing (the “Term), unless sooner terminated pursuant to this Article 11.

               Section 11.2     Ascendia’s Optional Termination Right. Except to the extent otherwise agreed in writing by the parties, Ascendia shall have the right to terminate this Agreement in whole or with respect to any specified SKU of a Product at any time upon no less than three (3) months’ prior written notice, and Coty shall thereafter have no further responsibility to manufacture and deliver such SKU.

               Section 11.3     Breach. Either party may terminate this Agreement in the event of any material default by the other party that has not been cured within thirty (30) days after such defaulting party has received written notice thereof from the non-defaulting party.

               Section 11.4     Insolvency or Bankruptcy. Subject to applicable bankruptcy law, if any proceedings in bankruptcy or for the appointment of a receiver or trustee or any other proceedings under Applicable Law for the relief of debtors shall be instituted by or against Ascendia or Coty, or if either of such parties shall make an assignment for the benefit of creditors, such event shall be deemed a breach of this Agreement by such party and the other party shall have the option of immediately terminating this Agreement.

               Section 11.5     Events of Force Majeure. In the event either party becomes unable to perform its obligations under this Agreement due to an event of Force Majeure, such party shall immediately notify the other party of such inability and of the period for which such inability is expected to continue. The party giving such notice shall be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled, but in no event more than thirty (30) calendar days. If such delay shall continue for more than thirty (30) calendar days, the other party shall have the right to terminate this Agreement.

               Section 11.6     Effect of Termination. The representations and warranties of Coty in this Agreement shall survive inspection, testing, acceptance and use of the Products and for a period of three (3) years after the termination or expiration of this Agreement (the “Survival Date”), and shall run to Ascendia, its Affiliates, successors and permitted assigns. The termination or expiration of this Agreement for any reason shall not release either party from any obligation that accrued prior to such termination or expiration, or that, by its terms, is to continue beyond such termination or expiration, including, but not limited to, the warranty and indemnity provisions. The termination or expiration of this Agreement shall not release Ascendia from its obligation to accept and pay for Products delivered to it pursuant to Purchase Orders made prior to the effective date of termination or expiration or release Coty of any obligation to fill Purchase Orders received by it, prior to the effective date of termination or expiration; provided such Products conform to the Specifications.

               Section 11.7     Rights of Ascendia. Without prejudice to Ascendia’s obligations to Coty under this Agreement, nothing in this Agreement shall be construed as restricting the right of Ascendia to contract the manufacture of Products from Persons other than Coty, or to manufacture Products in its own facilities.

ARTICLE XII

MISCELLANEOUS

               Section 12.1     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

                    (a)     THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION BETWEEN THE PARTIES RELATING TO THE PERFORMANCE OF THIS AGREEMENT OR THE INTERPRETATION OR ENFORCEMENT OF THE TERMS HEREOF, SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS IN THE COUNTY OF NEW YORK, HAVING JURISDICTION OF THE SUBJECT MATTER THEREOF, AND EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH STATE COURT, WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE OR TO ASSERT THE DEFENSE OF FORUM NON-CONVENIENS, AND AGREES THAT SERVICE OF COMPLAINT OR OTHER PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 12.6.

                    (b)     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

                    (c)     The provisions of this Section 12.1 shall survive the termination of this Agreement.

               Section 12.2     Schedules. Each Schedule referred to herein is incorporated into this Agreement. Such Schedules need not be physically attached hereto to be valid and binding if they are appropriately identified on their face.

               Section 12.3     Entire Agreement; Construction. (a) This Agreement and the other Transaction Documents (including all agreements and other documents contemplated herein and therein) constitute the entire agreement among the parties relating to the subject matter hereof and thereof and supersede any prior understandings or agreements, written or oral, with respect to such matters.

                    (b)     Neither party hereunder may assign any rights under this Agreement without the prior written consent of the other provided, however, that Ascendia may, without the prior written consent of Coty and provided it remains liable for the timely performance of its obligations hereunder, assign its rights under this Agreement in whole, but not in part, to (i) any existing or newly-formed Affiliate or Affiliates of Ascendia, (ii) any successor or successors to one or more of the Brands and (iii) any lender or lenders to, or investor or investors in, Ascendia or any Affiliate or Affiliates as collateral security, in each case, without the consent of Coty.

                    (c)     This Agreement may not be amended except by a writing that specifically references this Agreement. The failure of any party to assert any of its rights under this Agreement or otherwise shall not, absent a specific written waiver, constitute a waiver of such rights.

               Section 12.4     Counterparts. This Agreement may be executed in one or counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier shall be fully binding.

               Section 12.5     Independent Contractors. The parties will operate as, and have the status of, independent contractors and neither will act as or be deemed to be an agent, partner, co-venturer or employee of the other party. No party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

               Section 12.6     Notices. Notices, waivers and other written communications hereunder shall be effective upon delivery and shall be given in writing and served by certified United States mail or express overnight delivery, with a copy by facsimile, addressed as follows:

(a) If to Ascendia:

Ascendia Brands Co., Inc.
100 American Metro Boulevard
Hamilton, NJ 08619
Attention: General Counsel
Telephone: (609) 219-0930
Facsimile: (609) 890-8458

(b) If to Coty:

Coty US LLC
2 Park Avenue
New York, NY 10016
Attention: General Counsel
Telephone: (212) 479-4338
Facsimile: (212) 479-4328

[Remainder of Page Intentionally Blank]

               IN WITNESS WHEREOF, the parties have executed this Manufacturing Agreement as of the date first above written.

COTY US LLC

By:	/s/ Stephen D. Ford
Name: Stephen D. Ford Title: Vice President

ASCENDIA BRANDS CO., INC.

By:	/s/ Joseph A. Falsetti
Name: Joseph A. Falsetti Title: President & Chief Executive Officer